EXHIBIT 99.1

NEWS FROM BANK MUTUAL CORPORATION

(EMBARGOED UNTIL 3:30 P.M. CENTRAL)

CONTACTS:	Bank Mutual Corporation
Michael T. Crowley, Jr.
Chairman and Chief Executive Officer
or
Michael W. Dosland
Senior Vice President and Chief Financial Officer
(414) 354-1500

BANK MUTUAL CORPORATION REPORTS HIGHER NET INCOME

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2012

Milwaukee, Wisconsin

July 19, 2012

Bank Mutual Corporation (NASDAQ: BKMU) reported net income of $1.3 million or $0.03 per diluted share in the second quarter of 2012 compared to a net loss of $51.4 million or $1.12 per diluted share in the same quarter of 2011. Year-to-date, Bank Mutual Corporation (“Bank Mutual”) reported net income of $2.5 million or $0.05 per diluted share in 2012 compared to a net loss of $50.3 million or $1.10 per diluted share in the same period in 2011. The losses in the 2011 periods were caused by a $52.6 million non-cash goodwill impairment in the second quarter of that year. Excluding this impairment, Bank Mutual’s earnings during the three- and six-month periods in 2011 were $1.2 million or $0.03 per diluted share and $2.2 million or $0.05 per diluted share, respectively. Bank Mutual also announced that its non-performing loans declined for the fifth consecutive quarter, to $50.4 million or 3.74% of loans receivable at June 30, 2012.

Michael T. Crowley, Jr., Chairman and Chief Executive Officer of Bank Mutual noted, “We are very pleased that our mortgage banking operations were able to keep up with increased customer demand for residential loans during the quarter and continue to make a significant contribution to our bottom line.” David A. Baumgarten, President of Bank Mutual, added, “We are also pleased that loans we originate for our portfolio continued to grow, which generated a meaningful increase in our loan portfolio during the quarter. We believe this success is due in large part to the enhancements we have made in our commercial line of business over the past year or so.” Mr. Baumgarten continued, “We are also pleased that we continued to make progress reducing the bank’s level of non-performing loans. We remain optimistic that problem loans will continue to trend lower in the near term.”

1

Bank Mutual’s net interest income decreased by $1.3 million or 7.8% and by $2.2 million or 6.8% during the three and six months ended June 30, 2012, compared to the same periods in 2011. These decreases were primarily attributable to a decline in Bank Mutual’s net interest margin, which was 2.47% and 2.56% during the three- and six-month periods of 2012, respectively, compared to 2.82% in each of the 2011 periods. These declines were primarily the result of a lower interest rate environment during the first six months of 2012 compared to the same period in 2011, which reduced the return on Bank Mutual’s earning assets more than the cost of its funding sources. This development was partially offset by the favorable impact of higher earning assets in the 2012 periods compared to the same periods of 2011. During the first six months of 2012 Bank Mutual completed the purchase of $158.9 million in mortgage-related securities that were funded by $158.9 million in term advances from the Federal Home Loan Bank (“FHLB”) of Chicago. These investments consisted of mortgage-backed securities issued and guaranteed by the Federal National Mortgage Association (“Fannie Mae”) and secured by multi-family residential loans. The securities have a weighted-average life of 7.7 years, a yield of 2.31%, and yield-maintenance fees that discourage the underlying borrowers from prepaying the loans. The term advances from the FHLB of Chicago have a weighted-average life of 5.5 years and cost of 1.47%. The purpose of this transaction was to supplement growth in Bank Mutual’s earning assets. Bank Mutual classified these securities as held-to-maturity because it has the ability and intent to hold them until they mature.

Bank Mutual’s provision for loan losses was $1.7 million in the second quarter of 2012 compared to $805,000 in the same quarter last year. The provision for the six months ended June 30, 2012, was $1.8 million compared to $4.0 million in the same period last year. During the second quarter of 2012 Bank Mutual recorded additional loss provision of $1.2 million against a number of smaller multi-family, commercial real estate, and business loan relationships, as well as residential and consumer loans. In addition, during the quarter Bank Mutual recorded $507,000 in additional loss provision related primarily to growth in its loan portfolio during the period.

During the second quarter of 2011, Bank Mutual recorded $1.8 million in additional loss provision against two unrelated commercial real estate loan relationships that aggregated $6.7 million and recorded $1.5 million in loss provision against a number of smaller multi-family, commercial real estate, and business loan relationships, as well as residential and consumer loans. During the second quarter of 2011 Bank Mutual also recorded $900,000 in additional loss provision that reflected management’s concerns at the time related to continuing weaknesses in housing markets and increases in unemployment. The impact of these developments was substantially offset by $3.4 million in loss recaptures related to loans that were paid off or were upgraded to performing status during the second quarter of 2011.

On a year-to-date basis in 2012 Bank Mutual recorded additional loss provision of $2.6 million against a number of smaller multi-family, commercial real estate, and business loan relationships, as well as residential and consumer loans. This development was partially offset by $1.2 million in loss recaptures related to non-performing loans that paid off during the period and to recoveries of previously charged-off loans. Finally, during the year-to-date period Bank Mutual also recorded $226,000 in loss provision related primarily to growth in its loan portfolio during the period.

On a year-to-date basis in 2011 Bank Mutual recorded $7.4 million in loss provision against a number of multi-family, commercial real estate, and business loan relationships, as well as certain smaller residential and consumer loans. This development was partially offset by $3.4 million in loss recaptures in the second quarter of 2011, as previously described.

Although Bank Mutual’s provision for loan losses was higher in the second quarter of 2012, its losses have generally been trending lower in recent periods. This trend is directionally consistent with recent declines in Bank Mutual’s non-performing loans and classified loans, as described below, and is consistent with trends in the banking industry. It should be noted, however, that Bank Mutual’s loan portfolio continues to be impacted by slow economic growth, persistent unemployment, and low real estate values. These conditions are particularly challenging for borrowers whose loans are secured by commercial real estate, multi-family real estate, and land. Although Bank Mutual’s level of non-performing loans and credit-related losses have generally trended lower in recent periods, it remains elevated and could continue to remain elevated for the foreseeable future.

2

Service charges on deposits increased by $105,000 or 6.7% during the three months ended June 30, 2012, compared to the same period in 2011. During the first six months of 2012, service charges on deposits increased by $196,000 or 6.5% compared to the same six-month period in 2011. Management attributes these improvements to an increase in Bank Mutual’s average checking accounts, which increased by $36.7 million or 12.1% during the six months ended June 30, 2012, compared to the same period in the previous year. In addition, enhancements in recent periods to Bank Mutual’s commercial deposit products and services generated increased fee revenue in the 2012 periods, particularly related to treasury management services.

Brokerage and insurance commissions were $1.0 million during the second quarter of 2012, a $132,000 or 15.9% increase from the same period in the previous year. On a year-to-date basis, this source of revenue was $1.5 million in 2012, a $99,000 or 6.9% increase from the same period in 2011. Management attributes these increases to improved sales efforts in this line of business, as well as a low interest rate environment, which encourages customers to purchase tax-deferred annuities due to higher rates of return on such products compared to deposit-related products.

Net loan-related fees and servicing revenue was a loss of $1.4 million during the three months ended June 30, 2012, compared to income of $333,000 in the same period of the previous year. Net loan-related fees and servicing revenue was a loss of $1.3 million during the six months ended June 30, 2012, compared to income of $584,000 in the same period of 2011. The following table presents the components of this income statement line item for the periods indicated:

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
	(Dollars in thousands)
Gross servicing fees	$747	$678	$1,440	$1,360
Mortgage servicing rights amortization	(979)	(477)	(2,022)	(993)
Mortgage servicing rights valuation (loss) recovery	(1,296)	–	(975)	6
Loan servicing revenue, net	(1,528)	201	(1,557)	373
Other loan fee income	133	132	300	211
Loan-related fees and servicing revenue, net	$(1,395)	$333	$(1,257)	$584

Amortization of mortgage servicing rights (“MSRs”) increased in the 2012 periods compared to the same periods in the prior year due to lower market interest rates for one- to four-family mortgage loans, which resulted in increased loan prepayments and faster amortization of the MSRs relative to the 2011 periods. Net loan-related fees and servicing revenue is also impacted by changes in the valuation allowance that is established against MSRs. The change in this allowance is recorded as a recovery or loss, as the case may be, in the period in which the change occurs. Lower market interest in 2012 resulted in higher prepayment expectations during the period, which caused increases in the MSR valuation allowance during the three- and six-month periods ended June 30, 2012. As of June 30, 2012, Bank Mutual had a valuation allowance of $1.8 million against MSRs with a gross book value of $9.1 million. As of the same date Bank Mutual serviced $1.1 billion in loans for third-party investors compared to a similar amount one year ago.

3

Gains on sales of loans were $3.6 million in the second quarter of 2012 compared to $520,000 in the same quarter last year. Year-to-date, gains on sales of loans were $6.5 million in 2012 compared to $1.1 million in 2011. Bank Mutual generally sells most of the fixed-rate, one- to four-family mortgage loans that it originates in the secondary market. During the three and six months ended June 30, 2012, sales of these loans were $110.5 million or 489% higher and $175.9 million or 219% higher than they were during the same periods of 2011, respectively. Management attributes these increases to lower market interest rates for one- to four-family mortgage loans, which encouraged borrowers to refinance higher-rate loans into lower-rate loans during the 2012 periods. Although market interest rates for one- to four-family mortgage loans remain historically low, management is not certain that gains on sales of loans can be sustained during the last half of 2012 at the levels experienced during the first half of the year.

Bank Mutual recorded $543,000 in gains on sales of investments in the second quarter of 2012. During this period Bank Mutual sold $20.4 million in mortgage-related securities to provide additional liquidity in anticipation of the maturity in July of a $100.0 million term advance from the FHLB of Chicago. In 2011 Bank Mutual recorded $1.1 million in net gains on sales of investments. In that period Bank Mutual sold a $20.8 million investment in a mutual fund that management did not expect would perform well in future periods.

In the second quarter of 2012 and 2011 Bank Mutual recorded $336,000 and $389,000 in net other-than-temporary impairment (“OTTI”) losses, respectively. These losses consisted of the credit portion of the total OTTI loss related to Bank Mutual’s investment in certain private-label collateralized mortgage obligations (“CMOs”) rated less than investment grade. Management attributes the net OTTI losses in these periods to low real estate values for residential properties on a nationwide basis. None of Bank Mutual’s remaining private-label CMOs were deemed to be other-than-temporarily impaired as of June 30, 2012. However, the collection of the amounts due on private-label CMOs is subject to numerous factors outside of Bank Mutual’s control and a future determination of OTTI could result in additional losses being recorded through earnings in future periods. As of June 30, 2012, Bank Mutual’s total investment in private-label CMOs was $55.0 million, of which $34.2 million was rated less than investment grade.

Other non-interest income was $1.4 million and $3.0 million during the three months and six months ended June 30, 2012, respectively, compared to $1.4 million and $2.6 million during the same periods in 2011, respectively. The increase in the 2012 year-to-date period was due primarily to an increase in the fair value of assets held in trust for certain non-qualifying employee benefit plans, due to the effects of lower interest rates and improved equity markets.

Compensation-related expenses increased by $1.1 million or 11.4% and by $2.3 million or 12.0% during the three and six months ended June 30, 2012, respectively, compared to the same periods in 2011, respectively. These increases were due primarily to the hiring of additional commercial relationship managers and other key personnel in recent periods, as well as normal annual merit increases. Also contributing was an increase in expenses related to stock-based compensation, certain non-qualifying employee benefit plans, and the defined-benefit pension plan. The latter development was principally caused by a decline in the interest rate used to determine the present value of the pension obligation.

Federal deposit insurance premiums increased by $125,000 or 16.8% during the second quarter of 2012 compared to the same quarter in 2011. Year-to-date, federal deposit insurance premiums decreased by $66,000 or 3.7% in 2012 compared to the same period in the prior year. The year-to-date decrease was caused by a change in how deposit insurance premiums are assessed to insured institutions. Beginning in the second quarter of 2011 the Federal Deposit Insurance Corporation (“FDIC”) implemented a new rule that changed the deposit insurance assessment base from an insured institution’s domestic deposits (minus certain allowable exclusions) to an insured institution’s average consolidated assets (minus certain adjustments). The change in the assessment methodology benefited Bank Mutual and resulted in lower deposit insurance costs in the year-to-date comparison. However, deposit insurance costs were higher in the quarterly comparison because Bank Mutual’s average total assets were higher in the second quarter of 2012 compared to the same quarter in 2011, for reasons noted elsewhere in this report.

4

Advertising and marketing-related expenses increased by $71,000 or 17.8% during the three months ended June 30, 2012, compared to the same period in the prior year. On a year-to-date basis, advertising and marketing-related expenses increased by $425,000 or 65.9% in 2012 compared to the same period in 2011. These changes were primarily caused by differences in the timing of Bank Mutual’s advertising and marketing efforts between the 2012 and 2011 periods. At this time management does not expect advertising and marketing-related expenses during the whole of 2012 to substantially different than prior years. However, this will depend on future management decisions and there can be no assurances.

Net losses and expenses on foreclosed properties were $970,000 and $3.7 million during the three and six months ended June 30, 2012, respectively, compared to $2.7 million and $3.7 million in the same periods of the prior year, respectively. Net losses and expenses on foreclosed properties declined in the 2012 quarterly period due primarily to a lower level of foreclosed properties. However, despite recent declines, Bank Mutual’s losses and expenses on foreclosed real estate remain elevated due to lower real estate values and slow economic growth in recent years. If these conditions persist, losses on foreclosed real estate could remain elevated in the near term.

Other non-interest expense increased by $33,000 or 1.4% and $459,000 or 9.8% during the three and six months ended June 30, 2012, compared to the same period in 2011. The year-to-date increase was primarily the result of legal, consulting, and accounting fees related to loan workout efforts and related professional services. These expenses have declined in recent months as Bank Mutual has reduced its level of non-performing loans.

Income tax expense was $601,000 and $266,000 during the three months ended June 30, 2012 and 2011, respectively, and was $1.1 million and $626,000 during the six months ended as of the same dates, respectively. Excluding the 2011 goodwill impairment from income (loss) before taxes, which is not deductible for income tax purposes, Bank Mutual’s effective tax rate (“ETR”) for the three months ended June 30, 2012 and 2011, was 31.3% and 18.4%, respectively. Bank Mutual’s ETR for the six-month periods in these years was 30.2% and 22.1%, respectively (again, excluding the goodwill impairment). Bank Mutual’s ETR increased in the 2012 periods because non-taxable revenue, which consists primarily of earnings from bank-owned life insurance (“BOLI”), comprised a smaller portion of pre-tax earnings in 2012 than it did in 2011.

Bank Mutual’s total assets increased by $136.5 million or 5.5% during the six months ended June 30, 2012. During the period Bank Mutual’s held-to-maturity securities increased by $158.6 million, its interest-earning deposits, which consist principally of overnight investments, increased by $102.8 million, and its loan portfolio increased by $28.9 million. These developments were partially offset by a $94.2 million decrease in Bank Mutual’s available-for-sale securities and a $21.7 million decrease in its investment in the common stock of the FHLB of Chicago. As previously noted, the increase in Bank Mutual’s held-to-maturity securities was due to the purchase of $158.9 million in mortgage-backed securities issued and guaranteed by Fannie Mae and backed by multi-family residential loans. Bank Mutual funded the purchase of these securities with $158.9 million in term advances from the FHLB of Chicago. The increase in Bank Mutual’s holdings of overnight investments was due in part to the anticipated repayment of a $100.0 million term advance from the FHLB of Chicago that matures later in July and has an interest rate of 4.52%. The decrease in Bank Mutual’s available-for-sale securities was due primarily to periodic repayments and security sales that exceeded the Company’s purchase of new securities.

5

During the six months ended June 30, 2012, loans receivable increased by $28.9 million or 2.2%. Total loans originated for portfolio increased by $76.1 million or 49.4% during the first six months of 2012 compared to the same period in 2011. A portion of this improvement came from increased originations of commercial business loans, which increased by $22.6 million or 77.9% during the first six months of 2012 compared to the same period in 2011. Management attributes this increase to recent efforts to improve Bank Mutual’s share of the mid-tier commercial banking market (defined as business entities with sales revenues of $5 to $100 million), which was a new market segment for Bank Mutual in 2011. In the past year-and-a-half Bank Mutual has added experienced leaders to its senior management team and hired a number of commercial relationship managers and support personnel experienced in managing and selling financial services to the mid-tier commercial banking market. In the near term Bank Mutual expects to add additional professionals capable of serving this market segment, although there can be no assurances as to the extent or timing of such staff additions or the impact on operating results.

Originations of consumer loans, which consist principally of home equity lines of credit, increased by $20.6 million or 56.6% during the period due to more competitive pricing and increased marketing efforts for these types of loans. Finally, originations of multi-family mortgage loans, both permanent and construction, also increased substantially during the period, which management believes reflects a general decline in the level of home ownership in recent periods.

During the first six months of 2012 Bank Mutual’s investment in the common stock of the FHLB of Chicago, which is included as a component of other assets, declined from $46.1 million at December 31, 2011, to $24.4 million at June 30, 2012. During this period the FHLB of Chicago redeemed $21.7 million of excess common stock held by Bank Mutual in accordance with a redemption plan it announced in December 2011. Under this plan, the FHLB of Chicago has stated that it intends to redeem additional excess common stock in quarterly increments through the end of 2013. However, the amount and timing of these redemptions, if any, depend on many factors outside the control of Bank Mutual or the FHLB of Chicago. As of June 30, 2012, Bank Mutual owned approximately $8.8 million more in FHLB of Chicago common stock than it would otherwise be required to own under minimum guidelines established by the FHLB of Chicago.

Bank Mutual’s deposit liabilities decreased by $38.5 million or 1.9% during the six months ended June 30, 2012. Core deposits, consisting of checking, savings and money market accounts, increased by $31.5 million or 3.2% during the period whereas certificates of deposits declined by $70.0 million or 6.7%. Bank Mutual continues to closely manage the rates it offers on certificates of deposit to control is overall liquidity position, which has resulted in a decline in certificates of deposit in recent periods.

Bank Mutual’s shareholders’ equity increased from $265.8 million at December 31, 2011, to $269.5 million at June 30, 2012. This increase was caused by net income during the period, as well as lower accumulated other comprehensive loss due to an increase in the fair value of available-for-sale securities. These developments were partially offset by the payment of regular cash dividends to shareholders of $0.01 per share during each of the first and second the quarters of the year. The book value of Bank Mutual’s common stock was $5.82 per share at June 30, 2012, compared to $5.75 per share at December 31, 2011.

6

Bank Mutual’s ratio of shareholders’ equity to total assets was 10.23% at June 30, 2012, compared to 10.64% at December 31, 2011. The decline in this ratio was caused by growth in Bank Mutual’s total assets, as previously described. Bank Mutual’s subsidiary bank is “well capitalized” for regulatory capital purposes. As of March 31, 2012 (the latest information available), the subsidiary bank had a total risk-based capital ratio of 18.31% and a Tier 1 capital ratio of 9.29%. The minimum ratios to be considered “well capitalized” under current supervisory regulations are 10% for total risk-based capital and 6% for Tier 1 capital. The minimum ratios to be considered “adequately capitalized” are 8% and 4%, respectively.

Bank Mutual’s capital measures remain strong as of June 30, 2012. However, federal banking regulators have continued to focus on the capital levels of financial institutions such as Bank Mutual’s bank subsidiary. In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") will eventually impose specific capital requirements on savings and loan holding companies such as Bank Mutual. These developments, and other requirements imposed by regulators (including the existing memoranda of understanding Bank Mutual has with its regulators), as well as proposed rules in response to the new Basel III international capital standards, may impact the ability of Bank Mutual and/or its subsidiary bank to pay dividends or, in the case of Bank Mutual, repurchase stock.

Bank Mutual’s non-performing loans declined by $24.7 million or 32.9% during the six months ended June 30, 2012. Non-performing assets, which include non-performing loans, declined by $33.0 million or 33.0% during this same period. Finally, loans classified by Bank Mutual as “special mention” and “substandard,” which includes all non-performing loans, declined by $30.9 million or 19.9% in the aggregate during the six months ended June 30, 2012. Despite these recent declines, Bank Mutual’s level of non-performing loans and assets, as well as classified loans, remain elevated due to slow economic growth, low real estate values, and high unemployment. These conditions have resulted in increased stress on borrowers and higher loan delinquencies. As of June 30, 2012, non-performing loans included $18.0 million in loans that were current on all contractual principal and interest payments, but which management determined should be classified as non-performing in light of underlying difficulties with the properties that secure the loans, as well as an increasingly strict regulatory environment. The decline in Bank Mutual’s non-performing and classified loans during the six months ended June 30, 2012, was due to loans that were paid off or upgraded during the period, as well as loans that were partially charged off because Bank Mutual had commenced and/or completed foreclosure proceedings during the period. In addition, foreclosed properties and repossessed assets declined by $8.3 million or 33.4% during the six months ended June 30, 2012, due to sales of foreclosed real estate, as well as continued charge-offs on foreclosed properties. These developments were partially offset by foreclosures related to a number of smaller commercial real estate mortgage loans and, to a lesser extent, one- to four-family mortgage loans.

Management believes non-performing loans and assets may continue to trend lower in the near-term. However, this trend is subject to many factors that are outside of Bank Mutual’s control, such as economic and market conditions. As such, there can be no assurances that Bank Mutual’s non-performing loans and assets will trend lower in future periods or that its provision for loan losses will not increase or otherwise continue to be volatile.

Bank Mutual’s allowance for loan losses was $26.0 million or 1.93% of loans receivable at June 30, 2012, compared to $27.9 million or 2.12% at December 31, 2011. As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 51.6% at June 30, 2012, compared to 37.2% at December 31, 2011. The decrease in the dollar amount of the allowance for loan loss was principally due to $3.7 million in net charge-offs during the period partially offset by $1.8 million in provision for loan losses, as previously described.

7

Management believes the allowance for loan losses at June 30, 2012, was adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of that date. However, future increases to the allowance may be necessary and results of operations could be adversely affected if future conditions differ from the assumptions used by management to determine the allowance for loan losses as of the end of the period.

Bank Mutual Corporation is the fourth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on the NASDAQ Global Select Market under the symbol “BKMU”. Its subsidiary bank, Bank Mutual, operates 77 banking locations in the state of Wisconsin and one in Minnesota.

* * * * *

Cautionary Statements

The discussion in this earnings release contains or incorporates by reference various forward-looking statements concerning Bank Mutual's prospects that are based on the current expectations and beliefs of management. Forward-looking statements may contain, and are intended to be identified by, words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection,” “intend,” and similar expressions or use of verbs in the future tense any discussions of periods after the date on which this report is filed are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks, and uncertainties, many of which are beyond Bank Mutual's control, that could cause Bank Mutual's actual results and performance to differ materially from what is stated or expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: general economic conditions, including instability in credit, lending, and financial markets; declines in the real estate market, which could further affect both collateral values and loan activity; continuing relatively high unemployment and other factors which could affect borrowers’ ability to repay their loans; negative developments affecting particular borrowers, which could further adversely impact loan repayments and collection; legislative and regulatory initiatives and changes, including action taken, or that may be taken, in response to difficulties in financial markets and/or which could negatively affect the right of creditors; monetary and fiscal policies of the federal government; the effects of further regulation and consolidation within the financial services industry, including substantial changes under the Dodd-Frank Act and the transfer of regulatory authority from the Office of Thrift Supervision (“OTS”) to the Office of the Comptroller of the Currency (“OCC”) and the Federal Reserve Board (“FRB”); regulators’ increasing expectations for financial institutions’ capital levels and restrictions imposed on institutions, as to payments of dividends or otherwise, to maintain or achieve those levels, including the possible effect of the memoranda of understanding with regulators and potential new regulatory capital requirements under Basel III; pending and/or potential rulemaking or other actions by the Consumer Financial Protection Bureau (“CFPB”); potential regulatory or other actions affecting Bank Mutual or its subsidiary bank; potential adverse publicity relating to any such action or other developments affecting Bank Mutual or its subsidiary bank; potential changes in Fannie Mae and/or the Federal Home Loan Mortgage Corporation (“Freddie Mac”), which could impact the home mortgage market; increased competition and/or disintermediation within the financial services industry; changes in tax rates, deductions and/or policies; potential changes in FDIC premiums and other governmental assessments; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; illiquidity of financial markets and other negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value of and/or cash flows from such securities; changes in customers’ demand for other financial services; Bank Mutual’s potential inability to carry out business plans or strategies; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism; the risk of failures in computer or other technology systems or data maintenance, or breaches of security relating to such systems; and the factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly under Part I, Item 1A, “Risk Factors,” of Bank Mutual’s 2011 Annual Report on Form 10-K.

8

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)

	June 30	December 31
	2012	2011
ASSETS
Cash and due from banks	$33,809	$52,306
Interest-earning deposits	171,424	68,629
Cash and cash equivalents	205,233	120,935
Mortgage-related securities available-for-sale, at fair value	687,619	781,770
Mortgage-related securities held-to-maturity, at amortized cost (fair value of $160,377 in 2012)	158,556	-
Loans held-for-sale, net	11,072	19,192
Loans receivable (net of allowance for loan losses of $26,029 in 2012 and $27,928 in 2011)	1,348,573	1,319,636
Foreclosed properties and repossessed assets	16,460	24,724
Mortgage servicing rights, net	7,263	7,401
Other assets	200,176	224,826

Total assets	$2,634,952	$2,498,484

LIABILITIES AND EQUITY
Liabilities:
Deposit liabilities	$1,983,179	$2,021,663
Borrowings	311,414	153,091
Advance payments by borrowers for taxes and insurance	22,261	3,192
Other liabilities	45,741	51,842
Total liabilities	2,362,595	2,229,788
Equity:
Preferred stock - $0.01 par value:
Authorized - 20,000,000 shares in 2012 and 2011
Issued and outstanding - none in 2012 and 2011	-	-
Common stock - $0.01 par value:
Authorized - 200,000,000 shares in 2012 and 2011
Issued - 78,783,849 shares in 2012 and 2011
Outstanding - 46,326,484 shares in 2012 and 46,228,984 in 2011	788	788
Additional paid-in capital	489,186	490,159
Retained earnings	142,350	140,793
Accumulated other comprehensive loss	(3,454)	(5,379)
Treasury stock - 32,457,365 shares in 2012 and 32,554,865 in 2011	(359,409)	(360,590)
Total shareholders' equity	269,461	265,771
Non-controlling interest in real estate partnership	2,896	2,925
Total equity including non-controlling interest	272,357	268,696

Total liabilities and equity	$2,634,952	$2,498,484

9

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
Interest income:
Loans	$16,205	$17,546	$32,629	$35,419
Mortgage-related securities	4,792	4,033	9,094	7,828
Investment securities	23	1,281	34	2,625
Interest-earning deposits	59	46	100	97
Total interest income	21,079	22,906	41,857	45,969
Interest expense:
Deposits	3,868	5,010	7,924	10,479
Borrowings	2,357	1,790	4,181	3,560
Advance payment by borrowers for taxes and insurance	1	1	1	2
Total interest expense	6,226	6,801	12,106	14,041
Net interest income	14,853	16,105	29,751	31,928
Provision for loan losses	1,730	805	1,781	3,985
Net interest income after provision for loan losses	13,123	15,300	27,970	27,943
Non-interest income:
Service charges on deposits	1,664	1,559	3,223	3,027
Brokerage and insurance commissions	964	832	1,545	1,446
Loan-related fees and servicing revenue, net	(1,395)	333	(1,257)	584
Gain on loan sales activities, net	3,551	520	6,455	1,116
Gain on sales of investments, net	543	-	543	1,113
Other-than-temporary impairment ("OTTI") losses:
Total OTTI losses	(909)	(1,299)	(909)	(1,299)
Non-credit portion of OTTI losses	573	910	573	910
Net OTTI losses	(336)	(389)	(336)	(389)
Increase in cash surrender value of life insurance	524	539	1,050	1,085
Other non-interest income	1,419	1,365	2,983	2,572
Total non-interest income	6,934	4,759	14,206	10,554
Non-interest expense:
Compensation, payroll taxes, and other employee benefits	10,697	9,602	21,272	19,001
Occupancy and equipment	2,778	2,850	5,732	5,849
Federal insurance premiums	871	746	1,702	1,768
Advertising and marketing	471	400	1,070	645
Losses and expenses on foreclosed real estate, net	970	2,696	3,748	3,726
Other non-interest expense	2,353	2,320	5,134	4,675
Total non-interest expense before goodwill impairment	18,140	18,614	38,658	35,664
Goodwill impairment	-	52,570	-	52,570
Total non-interest expense	18,140	71,184	38,658	88,234
Income (loss) before income tax expense	1,917	(51,125)	3,518	(49,737)
Income tax expense	601	266	1,063	626
Net income (loss) before non-controlling interest	1,316	(51,391)	2,455	(50,363)
Net loss attributable to non-controlling interest	13	14	29	27
Net income (loss)	$1,329	$(51,377)	$2,484	$(50,336)

Per share data:
Earnings (loss) per share-basic	$0.03	$(1.12)	$0.05	$(1.10)
Earnings (loss) per share-diluted	$0.03	$(1.12)	$0.05	$(1.10)
Cash dividends paid	$0.01	$0.01	$0.02	$0.04

10

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information

(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended June 30		Six Months Ended June 30
Loan Originations and Sales	2012	2011	2012	2011
Mortgage loans originated for portfolio:
One- to four-family	$28,417	$24,251	$50,995	$45,309
Multi-family	5,870	2,146	26,965	7,710
Commercial real estate	10,351	13,384	16,372	22,398
Construction and development	25,033	5,955	27,220	13,247
Total mortgage loans	69,671	45,736	121,552	88,664
Consumer loan originations	32,100	19,696	57,156	36,507
Commercial business loan originations	38,129	23,865	51,596	29,009
Total loans originated for portfolio	$139,900	$89,297	$230,304	$154,180

Mortgage loans originated for sale	$121,250	$31,979	$248,148	$54,826

Mortgage loan sales	$133,073	$22,582	$256,109	$80,197

	June 30	December 31
Loan Portfolio Analysis	2012	2011
Mortgage loans:
One- to four-family	$492,221	$508,503
Multi-family	252,544	247,040
Commercial real estate	217,812	226,195
Construction and development	86,519	82,008
Total mortgage loans	1,049,096	1,063,746
Consumer loans	242,715	238,454
Commercial business loans	120,629	87,715
Total loans receivable	1,412,440	1,389,915
Allowance for loan losses	(26,029)	(27,928)
Undisbursed loan proceeds and deferred fees and costs	(37,838)	(42,351)
Total loans receivable, net	$1,348,573	$1,319,636

Loans serviced for others	$1,139,576	$1,102,126

11

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	June30	December 31
Non-Performing Loans and Assets	2012	2011
Non-accrual mortgage loans:
One- to four-family	$11,473	$14,868
Multi-family	17,799	22,905
Commercial real estate	13,457	23,997
Construction and development loans	4,233	9,368
Total non-accrual mortgage loans	46,962	71,138
Non-accrual consumer loans:
Secured by real estate	1,303	1,457
Other consumer loans	183	207
Total non-accrual consumer loans	1,486	1,664
Non-accrual commercial business loans	1,235	1,642
Total non-accrual loans	49,683	74,444
Accruing loans delinquent 90 days or more	736	696
Total non-performing loans	50,419	75,140
Foreclosed properties and repossessed assets	16,460	24,724
Total non-performing assets	$66,879	$99,864
Non-performing loans to loans receivable, net	3.74%	5.69%
Non-performing assets to total assets	2.54%	4.00%

	June 30	December 31
Special Mention and Substandard Loans	2012	2011
(includes all non-performing loans, above)
Mortgage loans:
One- to four-family	$11,834	$16,216
Multi-family	21,977	32,465
Commercial real estate	66,889	79,692
Construction and development	17,152	20,259
Total mortgage loans	117,852	148,632
Consumer loans	1,546	1,695
Commercial business loans	4,972	4,920
Total	$124,370	$155,247

	Six Months Ended June 30
Activity in Allowance for Loan Losses	2012	2011
Balance at the beginning of the period	$27,928	$47,985
Provision for loan losses	1,781	3,985
Charge-offs:
One- to four-family	(560)	(2,266)
Multi-family	(371)	(2,981)
Commercial real estate	(3,225)	(5,419)
Construction and development loans	(102)	(2,472)
Consumer loans	(379)	(463)
Commercial business loans	(48)	(379)
Total charge-offs	(4,685)	(13,980)
Total recoveries	1,005	583
Net charge-offs	(3,680)	(13,397)
Balance at the end of the period	$26,029	$38,573
Net charge-offs to average loans, annualized	0.54%	1.96%

	June 30	December 31
Allowance Ratios	2012	2011
Allowance for loan losses to non-performing loans	51.63%	37.17%
Allowance for loan losses to total loans	1.93%	2.12%

12

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	June 30	December 31
Deposit Liabilities Analysis	2012	2011
Non-interest-bearing checking	$130,785	$112,211
Interest-bearing checking	234,211	229,990
Savings accounts	221,621	204,263
Money market accounts	423,579	432,248
Certificates of deposit	972,983	1,042,951
Total deposit liabilities	$1,983,179	$2,021,663

	Three Months Ended June 30		Six Months Ended June 30
Selected Operating Ratios	2012	2011	2012	2011
Net interest margin (1)	2.47%	2.82%	2.56%	2.82%
Net interest rate spread	2.38%	2.71%	2.46%	2.70%
Return on average assets	0.20%	-8.09%	0.20%	-3.88%
Return on average shareholders' equity	1.97%	-67.80%	1.85%	-32.72%
Efficiency ratio (2)	84.06%	87.58%	88.36%	85.41%
Non-interest expense as a percent of average assets (3)	2.76%	2.93%	1.52%	1.38%
Shareholders' equity to total assets at end of period	10.23%	10.55%	10.23%	10.55%
Tangible common equity to adjusted total assets at end of period (4)	10.23%	10.55%	10.23%	10.55%
(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.
(2)	Efficiency ratio is determined by dividing non-interest expense before goodwill impairment by the sum of net interest income and non-interest income (excluding investment gains and net OTTI) for the periods indicated.
(3)	Non-interest expense is defined as non-interest expense before goodwill impairment.
(4)	This is a non-GAAP disclosure. The ratio is computed as shareholders' equity less goodwill divided by total assets less goodwill.

	Three Months Ended June 30		Six Months Ended June 30
Other Information	2012	2011	2012	2011
Average earning assets	$2,402,366	$2,283,240	$2,324,912	$2,261,974
Average assets	2,631,223	2,541,491	2,542,688	2,591,330
Average interest bearing liabilities	2,194,922	2,097,592	2,119,603	2,065,943
Average shareholders' equity	269,670	303,118	268,633	307,642
Average tangible shareholders' equity (5)	269,670	263,691	268,633	262,582
Weighted average number of shares outstanding:
As used in basic earnings per share	46,189,723	46,060,106	46,187,796	45,900,900
As used in diluted earnings per share	46,196,363	46,060,106	46,194,463	45,900,900
(5)	Average tangible shareholders' equity is average total shareholders' equity minus goodwill.

	June 30	December 31
	2012	2011
Number of shares outstanding (net of treasury shares)	46,326,484	46,228,984
Book value per share	$5.82	$5.75

	June 30	December 31
Weighted Average Net Interest Rate Spread	2012	2011
Yield on loans	4.63%	5.01%
Yield on investments	2.35%	2.39%
Combined yield on loans and investments	3.75%	4.03%
Cost of deposits	0.75%	0.83%
Cost of borrowings	3.08%	4.75%
Total cost of funds	1.06%	1.11%
Interest rate spread	2.69%	2.92%

13